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                                                                    Exhibit 10.2

                   [Letterhead of A C T Manufacturing, Inc.]

May 4, 2001

Mr. Kenneth Owens
25 Overlook Drive East
Framingham, MA 01701

Dear Ken:

I am pleased to offer you the position of Chief Operating Officer -- North America for ACT Manufacturing Incorporated. In this position you will report directly to me, and be accountable for the P&L, balance sheet, and customer service levels of all North American operations. Your start date in this position will be 2-July-2001, and your office will be located in our corporate headquarters in Hudson, Massachusetts.

By virtue of signing this letter we both commit to the completion of an employment contract prior to your start date. The employment contract will contain the appropriate legal language that documents our agreement. The "significant content" of our agreement that will be documented in the employment contract is:

Contract Term

      o Contract will have a two-year term, and will automatically renew every year on July 2nd.

Compensation

      o     Annual base salary of $300,000 per year.

      o Annual incentive pay targeted at 50% of annual base salary, which will be paid no later than March 15th for the results of the prior year. The incentive amount paid will be based upon three separate and distinct elements that are calculated based on the following formulas:

                  o 40% of the target incentive is based on achieving the North American annual working capital goal established in the internal operating plan of the company. Payout starts at 80% performance to plan and scales in a linear fashion to a maximum of 150% performance to plan.

                  o 40% of the target incentive is based on achieving the North American annual PBT goal established in the internal operating plan of the company. Payout starts at 80% performance to plan and scales in a linear fashion to a maximum of 150% performance to plan.

                  o 20% of the target incentive is based on achieving the North American annual sales goal established in the internal operating plan for the company. Payout starts at 80% performance to plan and scales in a linear fashion to a maximum of 150% performance to plan.

      o You will receive a stock option of 100,000 shares of ACTM stock at a strike price established by the share price of ACTM as of the close of business for the NASDAQ exchange on July 2, 2001. The option will vest over 5 years in 5 equal installments, and the exercise period will be 10 years. The first vesting date will be July 2, 2002, and the last vesting date will be July 2, 2006.

      o You will have a leased company car of your selection. The negotiated purchase price of the vehicle to be put under lease is not to exceed $65,000.

Benefits

      o Your medical/dental health benefit package will be commensurate with the executive package currently in place for other senior executives at ACT.

      o     You will receive three weeks paid vacation per year.


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Termination

      o If the company terminates your contract for any reason other than the conviction of a felony that is materially harmful to ACT Manufacturing, you will receive a one year severance plan. The salary that will be used to determine this payment will be your current annual salary. In addition, your health benefits will continue to be covered by the company through the last day of your severance period.

      o If you terminate your contract, you must provide ACT notice of your intent to terminate your employment contract. This notice period must be six months in advance.

Change of Scope

      o If your job function and/or scope changes as a result of a change in control then you may voluntarily terminate your employment contract. Termination under this "change in scope" clause will not be governed by the obligations listed in the "termination" clause above. Termination under this "change of scope" clause will result in a one year severance package.

            For the purposes of this clause "change in control" will be defined as:

                  o     John A. Pino being replaced as Chairman of the Board

                  o     John A. Pino being replaced as CEO.

                  o A change in the ownership of the company whether through hostile or friendly takeover, merger, or recapitilization activities.

The "contract term", "compensation", "benefits", "termination", and "change of scope" sections of this letter represent the "significant content" of your employment contract. No "significant content" items will be changed other than being restated in the appropriate legal verbiage. Other mutually acceptable minor content items may be added to the contract such as "governing law", "disputes", "non-compete" etc.

Please indicate your acceptance of this offer by signing and returning this document.

Sincerely,


/s/ John A. Pino                5/4/2001
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John A. Pino
Chairman, CEO, President
ACT Manufacturing Inc.


Accepted:


/s/ Kenneth M. Owens            5/7/01
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Kenneth M. Owens


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